Commercial Assets, Inc.

                       Subsidiaries as of January 29, 1999



    CAX Cannery, L.L.C.
    CAX Cypress Greens, L.L.C.
    CAX DTR Securitization Corp.
    CAX New Era Homes, L.L.C.
    CAX Riverside, L.L.C.
    Commercial Assets Finance, Inc.